Exhibit No. 99

FOR IMMEDIATE RELEASE	NEWS
March 8, 2012	NYSE: NGS

NATURAL GAS SERVICES GROUP ANNOUNCES DILUTED EARNINGS PER SHARE OF
$0.25 FOR THE QUARTER AND $0.80 FOR THE YEAR ENDED DECEMBER 31, 2011

21% Increase in Revenues and 40% Increase in Net Income for 2011

MIDLAND, Texas March 8, 2012 - Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of gas compression equipment and services to the natural gas industry, announces its financial results for the three and twelve months ended December 31, 2011.

Revenue: Total revenue increased from $53.9 million to $65.2 million, or 20.9%, for the twelve months ended December 31, 2011, compared to the same period ended December 31, 2010. This was the result of a 24.6% increase in sales revenue, an increase of rental revenue of 19.5%, and a 29.0% increase in service and maintenance revenue. Total revenues were up 5.3% between the third and the fourth quarters of 2011.

Gross Margins: The overall gross margin percentage decreased to 53.3% for the twelve months ended December 31, 2011, from 54.1% for the same period ended December 31, 2010. This decrease was the result of a reduction in rental margins from 60.2% to 57.3% primarily as a result of increased lube oil, antifreeze and labor costs.

Operating Income: Operating income for the twelve months ended December 31, 2011 was $14.9 million, up 30.7% from the comparative prior year's level of $11.4 million. Operating income increased 28.1% in the fourth quarter of 2011 when compared to the prior quarter.

Net Income: Net income for the twelve months of 2011 increased 40.0% to $9.8 million, when compared to net income of $7.0 million for the same period in 2010. The increase is largely due to rental fleet growth and increased utilization and improved sales of compressors and flares. Net income grew 35.6% in the fourth quarter when compared to the third quarter of 2011.

Earnings per share: Comparing the twelve months of 2010 versus 2011, earnings per diluted share increased from $0.58 to $0.80 or 37.9%. Earnings per diluted share for the three months ended December 31, 2011 grew 38.8% to $0.25 from $0.18 in the third quarter of the year.

EBITDA: EBITDA increased 26.9% to $29.7 million for the year ended December 31, 2011 versus $23.4 million for the year ended December 31, 2010. EBITDA increased 18.0% to $8.5 million for the three months ended December 31, 2011 when compared to the prior quarter. Please see discussion of Non-GAAP measures in this release.

Cash flow: At December 31, 2011, cash and cash equivalents were approximately $16.4 million; working capital was $37.2 million with a total debt level of $1.0 million, which was classified as long term. Positive net cash flow from operating activities was approximately $33.6 million during 2011.

Commenting on 2011 results, Stephen C. Taylor, President and CEO, said:
"2011 was a very successful year for NGS. We experienced significant revenue growth which was exceeded only by the increases in our operating income, net income and EBITDA. While our rental fleet expanded by over 10% during the year, of equal importance is our continued deployment of equipment into the very busy oil and liquids-oriented plays. Not only is this where the activity is, but we are also able to diversify our commodity exposure. Twenty percent of our active fleet is now operating in those type of applications. We continue to generate excellent cash flows and have been able to ramp up our capital spending on a self-funded basis. The ability of our employees to execute our plans in up or down markets continues to be a strategic advantage and these results are a direct reflection of that."

Selected data: The table below shows revenues, percentage of total revenues, gross margin, exclusive of depreciation, and gross margin percentage of each business segment for the year ended December 31, 2011 and 2010.  Gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenue				Gross Margin, Exclusive of Depreciation(1)
	Year ended December 31,				Year ended December 31,
	2011		2010		2011		2010

Sales	$15,419	23.7%	$12,370	23.0%	$6,225	40.3%	$4,360	35.3%
Rental	48,619	74.6%	40,670	75.4%	27,877	57.3%	24,465	60.2%
Service & Maintenance	1,120	1.7%	868	1.6%	662	59.1%	333	38.4%
Total	$65,158	100%	$53,908	100%	$34,764	53.3%	$29,158	54.1%

(1) For a reconciliation of gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures” below.

Non GAAP Measures: “EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization. EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, EBITDA gives the investor information as to the cash generated from the operations of a business. However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered a substitute for other financial measures of performance. EBITDA as calculated by NGS may not be comparable to EBITDA as calculated and reported by other companies. The most comparable GAAP measure to EBITDA is net income.

The reconciliation of net income to EBITDA and gross margin is as follows:

(in thousands of dollars)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net income	$3,024	$1,967	$9,760	$7,028
Interest expense	7	26	55	194
Provision for income taxes	1,741	1,420	5,869	4,272
Depreciation and amortization	3,724	3,157	13,994	11,927
EBITDA	8,496	6,570	29,678	23,421
Other operating expenses	1,494	1,488	5,910	5,867
Other income	(106)	(34)	(824)	(130)
Gross margin	$9,884	$8,024	$34,764	$29,158

Gross margin is defined as total revenue less cost of sales (excluding depreciation and amortization expense). Gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components. Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding the company's performance. As an indicator of operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP. Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Conference Call Details:

Teleconference: Thursday, March 8 at 10:00 a.m. Central (11:00 a.m. Eastern). Live via phone by dialing 800-624-7038, pass code “Natural Gas Services”.  All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three and twelve months ended December 31, 2011.

About Natural Gas Services Group, Inc. (NGS):
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas industry, i.e., coal bed methane, gas shale and tight gas. The Company manufactures, fabricates, rents and maintains natural gas compressors that enhance the production of natural gas wells. The Company also designs and sells custom fabricated natural gas compressors to particular customer specifications and sells flare systems for gas plant and production facilities. NGS is headquartered in Midland, Texas with manufacturing facilities located in Tulsa, Oklahoma, Lewiston, Michigan and Midland, Texas and service facilities located in major gas producing basins in the U.S.

For More Information, Contact:	Leann Conner, Investor Relations Coordinator
(432) 262-2700 leann.conner@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC.
BALANCE SHEETS
(in thousands except per share data)

	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$16,390	$19,137
Trade accounts receivable, net of doubtful accounts of $296 and $171, respectively	5,679	5,279
Inventory, net of allowance for obsolescence of $486 and $250, respectively	26,965	21,489
Prepaid income taxes	109	2,103
Prepaid expenses and other	360	330
Total current assets	49,503	48,338
Rental equipment, net of accumulated depreciation of $56,623 and $44,245, respectively	142,473	120,755
Property and equipment, net of accumulated depreciation of $7,786 and $7,899, respectively	7,839	7,149
Goodwill, net of accumulated amortization of $325, both periods	10,039	10,039
Intangibles, net of accumulated amortization of $1,936 and $1,757 respectively	2,282	2,461
Other assets	28	27
Total assets	$212,164	$188,769

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$—	$—
Line of credit	—	2,000
Accounts payable	3,730	3,364
Accrued liabilities	3,644	2,151
Current income tax liability	75	—
Deferred income	4,863	389
Total current liabilities	12,312	7,904
Line of credit, noncurrent portion	1,017	—
Deferred income tax payable	36,769	29,746
Other long term liabilities	524	528
Total liabilities	50,622	38,178
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 12,179 and 12,148 shares issued and outstanding, respectively	122	122
Additional paid-in capital	87,225	86,034
Retained earnings	74,195	64,435
Total stockholders' equity	161,542	150,591
Total liabilities and stockholders' equity	$212,164	$188,769

NATURAL GAS SERVICES GROUP, INC.
STATEMENTS OF INCOME
(in thousands except per share data)

	For the Years Ended December 31,
	2011	2010
Revenue:
Sales, net	$15,419	$12,370
Rental income	48,619	40,670
Service and maintenance income	1,120	868
Total revenue	65,158	53,908
Operating costs and expenses:
Cost of sales, exclusive of depreciation stated separately below	9,194	8,010
Cost of rentals, exclusive of depreciation stated separately below	20,742	16,205
Cost of service and maintenance, exclusive of depreciation stated separately below	458	535
Selling, general and administrative expense	5,910	5,867
Depreciation and amortization	13,994	11,927
Total operating costs and expenses	50,298	42,544
Operating income	14,860	11,364
Other income (expense):
Interest expense	(55)	(194)
Other income	824	130
Total other income (expense)	769	(64)
Income before provision for income taxes	15,629	11,300
Provision for income taxes:
Current	75	24
Deferred	5,794	4,248
Total income tax expense	5,869	4,272
Net income	$9,760	$7,028
Earnings per common share:
Basic	$0.80	$0.58
Diluted	$0.80	$0.58
Weighted average common shares outstanding:
Basic	12,148	12,108
Diluted	12,250	12,210

NATURAL GAS SERVICES GROUP, INC.
STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	For the Years Ended December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,760	$7,028
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,994	11,927
Deferred taxes	5,869	4,248
Income taxes refunded	1,154	—
Employee stock options expense	1,068	1,058
Gain on disposal of assets	(717)	(46)
Changes in current assets:
Trade accounts receivables, net	(400)	2,035
Inventory, net	(5,476)	2,773
Prepaid expenses and other	1,964	(598)
Changes in current liabilities:
Accounts payable and accrued liabilities	1,859	1,791
Current income tax liability	75	(1,708)
Deferred income	4,474	299
Other	(1)	(9)
NET CASH PROVIDED BY OPERATING ACTIVITIES	33,623	28,798
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(36,525)	(21,908)
Proceeds from sale of property and equipment	1,019	47
NET CASH USED IN INVESTING ACTIVITIES	(35,506)	(21,861)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	—	2,000
Proceeds from other long term liabilities, net	(4)	(30)
Repayments of long-term debt	—	(6,194)
Repayment of line of credit	(983)	(7,000)
Proceeds from exercise of stock options	123	407
NET CASH USED IN FINANCING ACTIVITIES	(864)	(10,817)
NET CHANGE IN CASH	(2,747)	(3,880)
CASH AT BEGINNING OF PERIOD	19,137	23,017
CASH AT END OF PERIOD	$16,390	$19,137